Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Thursday, July 12, 2007	Mark W. Sheahan (612) 623-6656

GRACO COMPLETES NEW CREDIT FACILITY

MINNEAPOLIS, MN (JULY 12, 1007) – Graco Inc. (NYSE: GGG) today announced the completion of a new unsecured credit facility with a syndicate of lenders comprised of U.S. Bank National Association, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, and Bank of America, N.A. The terms of the new credit facility include $250 million of unsecured committed credit with an accordion feature for an additional $150 million. The facility is available for general corporate purposes, working capital needs, share repurchases and acquisitions. On February 17, 2006, Graco’s Board of Directors authorized the repurchase of up to 7 million shares of common stock by February 29, 2008. Graco currently has approximately 2.8 million shares remaining under the aforementioned authorization.

“Securing this credit facility provides us with considerable flexibility to pursue our growth initiatives while continuing our share repurchase efforts,” said Pat McHale, Graco's President and Chief Executive Officer.

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.